SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM 8-K

___________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 7, 2004

RIGGS NATIONAL CORPORATION

(Exact Name of Registrant as specified in its charter)

Delaware
(State of Incorporation)

0-9756	52-1217953
(Commission File Number)	(IRS Employer
Identification Number)

1503 Pennsylvania Avenue, N.W., Washington, D.C., 20005
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
(202) 835-4309

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2004, Riggs Bank N.A. (the “Bank”) hired Robert L. Klivans as its Senior Vice President, Special Legal Projects. On December 1, 2004, the Bank appointed Mr. Klivans as its Executive Vice President and General Counsel. On December 7, 2004, the Bank entered into an employment agreement with Mr. Klivans. The employment agreement expires on March 27, 2005, unless terminated earlier in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Klivans is to receive a base salary of $9,615.38, payable in bi-weekly installments. In the event Mr. Klivans’ employment is terminated by the Bank without cause prior to March 27, 2005, Mr. Klivans will be entitled to salary and benefits for the remainder of the term of the employment agreement. Mr. Klivans is also subject to certain restrictive covenants.

On August 11, 2004, the Bank hired Ernest D. Brita as its Executive Vice President and Internal Audit Liaison Manager. On December 7, 2004, the Bank entered into an employment agreement with Mr. Brita. The employment agreement expires on February 11, 2005, unless terminated earlier in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Brita is to receive a base salary of $8,076.92 per week, payable in bi-weekly installments. In the event Mr. Brita’s employment is terminated by the Bank without cause prior to February 11, 2005, Mr. Brita will be entitled to salary and benefits for the remainder of the term of the employment agreement. Mr. Brita is also subject to certain restrictive covenants.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGGS NATIONAL CORPORATION
By: /s/ Steven T. Tamburo Name: Steven T. Tamburo Title: Chief Financial Officer
Date: December 7, 2004